Exhibit 3.6

CERTIFICATE OF FORMATION

OF

CYRUSONE LLC

This Certificate of Formation of CyrusOne LLC (the “LLC”), dated as of November 12, 2012, is being duly executed and filed by Christopher J. Wilson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (the “Act”).

FIRST. The name of the limited liability company formed hereby is CyrusOne LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

FOURTH: This Certificate of Formation shall be effective on November 19, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Authorized Person